PACIFIC SELECT FUND
SPECIAL MEETINGS OF SHAREHOLDERS
(Unaudited)



In accordance with Rule 30e-1(b), under the Investment Company Act of 1940, Pacific Select Fund (the "Fund") is required to furnish certain information regarding any matters submitted to a vote of the Fund's shareholders during the period covered by this report.

Shareholders of record on January 12, 2006 representing 7,163,781.89 shares of the Aggressive Growth Portfolio and 7,194,848.51 shares of the Financial Services Portfolio were notified that Special Meetings of Shareholders (the "Meetings") would be held at the offices of the Fund on March 28, 2006. 100.00% of the outstanding shares of each Portfolio were voted at their respective Meetings. A brief description of the matters voted upon as well as the voting results of the aforementioned Meetings are outlined as follows:


Proposal for the Aggressive Growth Portfolio:

To approve the Plan of Reorganization providing for the acquisition of all of the assets and liabilities of the Aggressive Growth Portfolio by the Mid-Cap Growth Portfolio in exchange for shares of the Mid-Cap Growth Portfolio.


	                  Votes For	            Votes Against

Portfolio            Number       Percent*        Number      Percent*

Aggressive Growth  6,779,301.72  94.63%	        133,891.08     1.87%


                            Total
Abstentions                 Outstanding
            		    Shares

Number       Percent*       Number

250,589.09    3.50%         7,163,781.89





Proposal for the Financial Services Portfolio:

To approve the Plan of Reorganization providing for the acquisition of all of the assets and liabilities of the Financial Services Portfolio by the Large-Cap Value Portfolio in exchange for shares of the Large-Cap Value Portfolio.


	                        Votes For	            Votes Against

Portfolio	           Number      Percent*       Number       Percent*
Financial Services	6,509,035.55	90.47%	     355,281.62	    4.94%


                              Total
			      Outstanding
Abstentions                   Shares

Number 	       Percent*       Number

330,531.34	4.59%	     7,194,848.51


* Based on total shares outstanding